EXHIBIT 10.2

CONSULTING AGREEMENT

By and between

Valor Energy Corp

and

Gary Patterson & Associates

This letter confirms the terms of the agreement (“Agreement”) between Valor Energy Corp. (“Valor”), and Gary Patterson & Associates, (“GPA”) 6430 Oak Brook Drive, Citrus Heights, CA  95621.

1.  Engagement. Valor has agreed to engage GPA as an independent contractor and consultant to provide investor relation and investor awareness services to Valor, and GPA has agreed to provide these services to Valor, subject to the terms and conditions described in this Agreement.

2. Term. The initial term of the engagement is for a period of 1 month from the signature date of this letter. This agreement may be renewed at the end of the initial term, and at the end of any subsequent renewal term, for successive periods, length and cost to be negotiated, but only upon written notice by Valor to GPA that it desires to continue the engagement. Both parties acknowledge that Valor’s judgment of the quality of services provided by GPA will be subjective, and that Valor therefore has the absolute right to determine its satisfaction with these services. Accordingly, there is no obligation, implied or otherwise, of Valor to renew this agreement for successive terms. Valor in its sole discretion, shall determine whether the services rendered by GPA pursuant to this agreement are satisfactory, and that Valor has no obligation to renew this agreement for successive terms.

3. Services. GPA will provide Investor Relation services for Valor shareholders and perspective shareholders, including but not limited to: answering investor calls, reiteration of company press releases, responding to investor e-mail questions, compilation of a shareholder list, and at times, attempting to explain the psychology of the markets.  GPA will also be available to provide counseling on style and content of investor relations materials (Valor will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution) database management, lead generation and lead distribution and report distribution. Database to be owned and forwarded to Valor.

4. Costs. Valor will be responsible for all printing and distribution, press release and/or advertising costs recommended by GPA and pre-approved and prepaid by Valor. Valor will also be responsible for all travel related costs incurred by GPA when providing its’ services as determined by GPA and pre-approved and prepaid by Valor. Valor will reimburse GPA monthly for expenses incurred related to necessary communication responsibilities.

5. Compensation for Services. Valor will pay GPA $4,000, in arrears, for services rendered.

a)

Form of Payment: The payment will be paid 1/2 in cash and 1/2 in restricted common stock of the Company.

b)

The price determined for the calculation of the stock will be _____ as determined on the date of signing of this agreement.

6. Additional Obligations of GPA. GPA agrees that, in connection with its investor relation services to Valor, it will abide by the following conditions:

a)

GPA will not release any financial or other material information about Valor without prior written consent and approval of Valor.

b)

GPA will not conduct any meetings with financial analysts without informing Valor in writing in advance of the proposed meeting.

c)

GPA will not release any information or data about Valor to any selected person(s), entities) and/or group(s) if GPA is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

d)

After notice to GPA by Valor of filing for a proposed public offering of securities, and during any period of restriction on publicity, GPA shall not engage in any public relations efforts not in the normal course of business without the prior written approval of legal counsel for Valor.

e)

GPA will indemnify Valor from all claims, liability, costs or other expenses (including reasonable attorneys’ fees) incurred by Valor as a result of any inaccurate information concerning Valor  released by GPA, unless such information was provided to GPA by Valor, or as a result of any breach by GPA of any of the terms and conditions of this agreement.

7. Additional Obligations of the Company. Valor agrees that, in connection with this agreement, it will indemnify GPA from all claims, liability, costs or other expenses incurred (including reasonable attorneys’ fees) incurred by GPA as a result of any false or intentionally misleading information concerning Valor provided by Valor or any of its officers or directors to GPA, or as a result of any breach by Valor of any of the terms and conditions of this agreement. If, in Valor’s judgment, any material non-public information concerning Valor cannot be revealed, Valor will advise GPA in writing that a quiet period is in effect. Valor, if distributing research reports and/or corporate profiles authored by GPA, agrees not to utilize any mass distribution (spam) services without prior written permission.

8. Independent Contractor. GPA is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers’ compensation insurance.

9. Assignment. The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party.

10. Entire Agreement. This letter Agreement between Valor and GPA contains the entire agreement between them. This Agreement may not be modified or extended except in writing and signed by Valor and GPA.

11. Nevada Law. This Agreement shall be governed exclusively by, and construed according to, the laws of the State of Nevada. The venue for any litigation or dispute shall be the city of Reno, Nevada.

12. Arbitration and Waiver of Jury Trial. ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION BEFORE A RETIRED NEVADA SUPERIOR COURT JUDGE. JUDGMENT ON THE ARBITRATOR'S AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT. AS A PRACTICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING JURY TRIAL.

13. Attorney’s fees. The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorney’s fees and all costs (whether or not such costs are recoverable pursuant to Nevada law) as may be incurred in connection with either obtaining or collecting any judgment and/or arbitration award, in addition to any other relief to which that party may be entitled.

Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter and initial each page.

[SIGNATURE PAGE]

AGREED AND ACCEPTED BY;

GARY PATTERSON & ASSOCIATES

_\S\ Gary Paterson__________________

Date_July 7, 2008_________

Gary Patterson

President,

VALOR ENERGY CORP.

_\S\ Sheridan Westgarde_____________

Date__ July 7, 2008_______

Sheridan B. Westgarde

Director / Chief Executive Office